UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2015

ANTRIABIO, INC.
(Name of registrant in its charter)

Delaware	000-54495	27-3440894
(State or jurisdiction	(Commission File	(IRS Employer
of incorporation or	Number)	Identification No.)
organization)

1450 Infinite Drive
Louisville, CO 80027
 (Address of principal executive offices)

(303) 222-2128
 (Registrant's telephone number)

_________________
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

EMPLOYMENT AGREEMENT

On January 8, 2015, AntriaBio, Inc. (the “Company”, “we”, “us” and “our”) announced that Dr. Hoyoung Huh has agreed to join the Company’s executive team as Chairman of the Scientific Advisory Board & Business Development.

Dr. Hoyoung Huh is the current Chairman of Geron Corporation (NASDAQ: GERN) and Chairman of CytomX Therapeutics.  Dr. Huh has been involved in the formation, management and financing of more than 20 successful entities across the United States, Europe and Asia. He was previously President & CEO of BiPar Sciences, which was acquired by Sanofi-aventis for $500 million in 2009. He also served as the Chairman of Epizyme (NASDAQ:EPZM), Chief Operating Officer and board member of Nektar Therapeutics (NASDAQ:NKTR), board member of EOS which was acquired by Clovis Oncology in 2013, board member of Calibra Medical which was acquired by J&J in 2012, and board member of Facet Biotech (NASDAQ:FACT) which was acquired by Abbott Laboratories for $722 million in 2010. Dr. Huh was formerly a partner at McKinsey & Company in the healthcare and technology practices.  Dr. Huh holds a B.S. in Biochemistry from Dartmouth College, an M.D. from Cornell University Medical College, and a Ph.D. in Cell biology & Genetics from Cornell University/Sloan-Kettering Institute.

In connection with Dr. Huh’s appointment to our executive team as Chairman of the Scientific Advisory Board & Business Development, on January 7, 2015, we entered into an Employment Agreement (the “Employment Agreement”) with Dr. Huh with an effective date of January 1, 2015 (the “Effective Date”).  Under the terms of the Employment Agreement, beginning on Effective Date, Dr. Huh will be paid a base salary of $216,000 (the “Base Salary”) per annum payable in accordance with our payroll practices for executives, but no less than once per month.  In addition, we agreed to pay Dr. Huh a one-time cash payment of $95,000 in consideration for his efforts to support the Company in the 2014 calendar year.  Dr. Hu will also be entitled to earn an annual performance bonus equal to 200% (the “Target Bonus”) of the Base Salary based upon performance criteria set by the Board in its sole discretion.  Dr. Huh is also entitled to a one-time transaction related bonus (the “Transaction Bonus”) payable in cash or equity of the Company, subject to the Board’s discretion, equal to three percent (3%) of the gross proceeds of, (i) a Business Combination (as defined in the Employment Agreement), (ii) an equity or debt financing of the Company or (iii) strategic partnerships and collaborations.

Pursuant to the terms of the Employment Agreement, in the event Dr. Huh’s employment is terminated by the Company without Cause (as defined in the Employment Agreement) or Dr. Huh terminates his employment for Good Reason (as defined in the Employment Agreement) and Dr. Huh has not received the Transaction Bonus, (A) the Company will pay an amount equal to 300% of the Base Salary plus the annual Target Bonus as severance on a monthly basis to Dr. Huh and will provide the continuation of the benefits set forth in the Employment Agreement for a period of twelve months (the “Severance Period”) following Dr. Huh’s termination, (B) any Stock Options that are subject to vesting shall have vesting accelerated with respect to the number of shares that would have vested during the Severance Period if Dr. Huh had remained employed by the Company during such period (and any shares of capital stock of the Company that are subject to a right of repurchase shall have such right of repurchase lapse with respect to the number of shares that would have lapsed during the Severance Period if Dr. Huh had remained employed by the Company during such period), and (C) accrued and unused vacation at the time of termination up to a maximum of four weeks shall be paid to Dr. Huh. In the event the Company terminates Dr. Huh’s employment without Cause or Dr. Huh terminates his employment for Good Reason, and Dr. Huh has received at least one Transaction Bonus pursuant to the Employment Agreement, the Company shall pay Dr. Huh 150% of the Base Salary plus the annual Target Bonus.

There are no family relationships between Dr. Huh and any one of the Company’s officers or directors.  There are no related party transactions reportable under Item 5.02 of Form 8-K or Item 404(a) of Regulation S-K.

The foregoing description of the Employment Agreement is a summary of the material terms thereof and is qualified in its entirety by the complete text of the Employment Agreement, which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.02.

Item 7.01. Regulation FD Disclosure.

On January 8, 2015, we issued the press release attached hereto as Exhibit 99.1.  In accordance with General Instruction B.2 of Form 8-K, the information set forth herein and in the press release is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended.  The information set forth in Item 7.01 of this Current Report on Form 8-K shall not be deemed an admission as to the materiality of any information in this Current Report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01 Financial Statements and Exhibits

EXHIBIT	DESCRIPTION
10.1	Employment Agreement
99.1*	Press Release, dated January 8, 2015

*The exhibit relating to Item 7.01 is intended to be furnished to, not filed with, the SEC pursuant to Regulation FD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTRIABIO, INC.

DATE: January 8, 2014	By:	/s/ Morgan Fields
Morgan Fields Chief Accounting Officer

EXHIBIT INDEX

EXHIBIT	DESCRIPTION
10.1	Employment Agreement
99.1*	Press Release, dated January 8, 2015

*The exhibit relating to Item 7.01 is intended to be furnished to, not filed with, the SEC pursuant to Regulation FD.